Exhibit 15.1

February 24, 2023

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of Form 20-F filed with the U.S. Securities and Exchange Commission on February 24, 2023 of ETAO INTERNATIONAL Co., Ltd (the “Company”) and agree with the statements relating only to UHY LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 20-F.

Very Truly Yours,

/s/ UHY LLP